Exhibit 10(a)(16)

                      Letter Agreement dated March 20, 1995

                     [Letterhead of Texfi Industries, Inc.]


Mr. L. Terrell Sovey, Jr.
367 South Pine Street
Spartanburg, South Carolina 29302

You have requested that consideration be given to several matters relating to your change of status. This letter will address those matters.

1. With reference to Section 6.2 of your Employment Agreement with Texfi dated November 1, 1991, you have requested that the insurance policy which was purchased by Texfi to fund in part the payments provided for in that Section be assigned to you and that Texfi make monthly payments, beginning at an early date, at the rate of $100,000 per year, until such time as the total amount of these payments is equal to the difference between the present value of the payments provided for in
         Section 6.2 ($100,000 per year for ten years calculated as provided in Section 6.2) and the cash value of the insurance policy being assigned to you. You have also requested that an interest factor be included in the monthly payments.

Our understanding of this arrangement is as follows:

         (a) The present value the payment provided for in Section 6.2, computed as provided in that Section as of March 13, 1995, is $750,612.

         (b) Texfi would assign to you Policy Number 2,364,024 issued by Phoenix Mutual Life Insurance Company, which has a cash value as of March 13, 1995 of $389,546. As you know, this policy is now held by First Union National Bank as Trustee under a Trust Agreement among you, Texfi and First Union dated November 1, 1987. It will be necessary for appropriate documentation to be entered into among the parties to this Trust Agreement to terminate the Agreement and release the policy to be assigned to you.

         (c) Texfi would pay to you each month beginning April 1,1995, the sum of $8,333.33, which payments would continue until March 1, 1999, with a final payment of $7,954.95 on April 1, 1999, at which time Texfi would have paid to you in the aggregate $407,954.79. These payments represent the difference between the present value of the payments provided in Section 6.2 and the cash value of the insurance policy being assigned to you (such difference being $361,066), plus an interest factor of $46,888.79.



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Mr. L. Terrell Sovey, Jr.
March 20, 1995
Page 2


         (d) It appears that both the assignment of the insurance policy as provided in (b) above and payment of the amounts provided for in (c) above will be subject to withholding taxes.

2. The furniture and equipment now located in your office in Spartanburg, listed on the attached schedule, will be sold to you for $2,500.

3. Texfi has delivered to you certificates evidencing 11,762 share of common stock that are restricted pursuant to the terms of the 1990 Restricted Incentive Stock Plan of the Company. In order to remove these restrictions, it is necessary that the Board of Directors approve your early retirement in order that your retirement would be deemed as "Approved Retirement" as defined in Section 1.01 of that plan. The Board of Directors has taken the necessary action in this regard, subject to a mutual agreement having been reached with regard to the other matters outlined in this letter.

4. It will be satisfactory for your 1994 income tax return to be prepared by Ernest & Young at the Company's expense. Ernest & Young has advised us that the cost of preparation of these returns will not exceed $1,900.

If the foregoing is in accordance with your understanding, please sign and return to me the enclosed copy of this letter. We will then proceed with actions necessary to implement our agreement as set forth in this letter.

Sincerely,

/s/ William L. Remley

William L. Remley
Vice Chairman and Chief Executive Officer

Read and agreed to:

/s/ L. Terrell Sovey, Jr.
L. Terrell Sovey, Jr.
Dated:            3/27/95




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Mr. L. Terrell Sovey, Jr.
March 20, 1995
Page 3

          ASSETS TO BE TRANSFERRED TO TERRELL SOVEY BY TEXFI INDUSTRIES


FAS #                    Description                                                     Acquisition Date
-----                    -----------                                                     ----------------
05640                    Ricoh 120EN Fax Machine                                         March 1, 1989
06917                    Chair                                                           January 1, 1992
06918                    Chair                                                           January 1, 1992
06919                    Chair                                                           January 1, 1992
06920                    Chair                                                           January 1, 1992
06921                    Chair                                                           January 1, 1992
06922                    Chair                                                           January 1, 1992
06923                    Chair                                                           January 1, 1992
06924                    Chair                                                           January 1, 1992
06925                    Chair                                                           January 1, 1992
06926                    Chair                                                           January 1, 1992
06927                    Chair                                                           January 1, 1992
06928                    48" by 96" Walnut Table                                         January 1, 1992
06929                    12' by 48" Blackboard                                           January 1, 1992
06930                    Conference Room Renovation                                      January 1, 1992
06931                    Speaker Telephone                                               January 1, 1992
07112                    Okidata L400 Laser Printer                                      February 1, 1993
07113                    486/50 50 MHZ PC with modem                                     February 1, 1993




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